LICENSE AND REFERRAL AGREEMENT

     This License and Referral Agreement is between Cavion Technologies, Inc., a Colorado corporation ("Cavion"), and Cardinal Services
Corporation, a credit union service organization incorporated in California ("CSC").

     CSC is a leading provider of web site design, development and hosting services for credit unions. Cavion is a leading provider of secure Internet access, transactional banking and other network services to credit unions, including web site hosting. Cavion's data connectivity services ("network services") are offered through Cavion's CuiNet(R) network. CUiNet is a secure interactive network for electronic communications and commerce among credit unions, their members, leagues, service organizations and vendors of services to credit unions, CSC and Cavion desire to enter into a licensing and cooperative marketing relationship for their mutual benefit.

     It is agreed as follows:

1. CAVION SOFTWARE. Cavion will license to CSC Cavion's proprietary software described on the attached Services Schedule (the "licensed software"), to enable CSC to resell to clients of CSC the services described on the Services Schedule. The scope of the license is described in section 5 below. Cavion will cooperate with CSC to provide application program interfaces allowing CSC to create a user interface to each licensed software program. Cavion will install the licensed software on servers supplied by Cavion for purchase by CSC. Cavion will provide training on the licensed software to CSC personnel, as mutually agreed from time to time. Upon mutual agreement of the parties, the Services Schedule may be modified at any time to add or reduce the software products licensed under this agreement. Cavion reserves the right to discontinue support of any software product included in the Services Schedule, on at least 120 days notice to CSC.

2. SERVER CO-LOCATION. At a mutually agreed time, Cavion will make available space at Cavion network operations centers to house web servers and associated equipment owned and operated by CSC ("CSC's co-located equipment"). CSC will be responsible for moving CSC's co-located equipment to Cavion's facilities. Cavion will install and interconnect CSC's co-located equipment to CUiNet, and will provide CSC with access to CUiNet at the bandwidth specified on the attached Services Schedule. CSC's access to CUiNet under this agreement is solely for the purposes of (a) providing Internet access to CSC's web servers, and (b) providing CSC with dedicated remote access to CSC's co-located equipment. Access to CUiNet for other purposes may be provided to CSC upon mutual agreement. Cavion will contract with a local telecommunications provider to establish and maintain a connection from CSC's servers and associated equipment located at CSC's headquarters facility ("CSC's in-house equipment") to CUiNet.

3. MARKETING COOPERATION. CSC will use its commercially reasonable efforts to resell the services described in the Services Schedule, and will use its commercially reasonable efforts to promote Cavion's other network services, on a nonexclusive basis, to its credit union clients. Cavion will use its commercially reasonable efforts to refer its credit union clients to CSC, on a nonexclusive basis, for web site design and development work. The web sites of credit union clients that are referred under this agreement will be hosted by Cavion or CSC, as determined by the client. The parties will engage in joint advertising and product-oriented public relations, as mutually agreed from time to time during the term of this agreement. Each party will at all times give prompt, courteous and efficient service to clients, and will do nothing which tends to injure the reputation or goodwill of the other party. CSC will not resell the services described on the Services Schedule to clients referred by Cavion.

4.   FEES.

          4.1 Cavion will pay CSC a one-time referral fee of $1,000 for each credit union under contract with CSC for web content that is referred to Cavion by CSC and that contracts with Cavion for network services (a "CSC referred client"). The referral fee is due within 30 days after the end of the month in which Cavion receives its set-up fee in full from the CSC referred client. Payment of the referral fee will be accompanied by a report listing the name and location of each CSC referred client that has contracted with Cavion for network services during the previous month.

          4.2 CSC will pay Cavion the set-up and monthly recurring fees for access to CUiNet described in the Services Schedule. These fees reflect Cavion's direct costs for equipment and bandwidth. The nonrefundable set-up fee is due one-half upon execution of this agreement and one-half upon receipt of invoice from Cavion after activation of the network connection. Monthly recurring fees will begin upon commencement of service, and are due upon receipt of invoice from Cavion. Monthly fees for bandwidth may be increased to reflect increases in Cavion's direct cost.

          4.3 CSC will pay Cavion a monthly software license fee for each credit union client to which CSC grants a sublicense of the licensed software or provides services using the licensed software (a "CSC user"). Initially, the software license fees will be as described in the Services Schedule. These fees reflect a discount of 15% below Cavion's published prices direct to credit unions for the network services on the date of this agreement. Software license fees may be increased (a) for new CSC users, in Cavion's sole discretion, (b) for existing CSC users, in Cavion's sole discretion, no more than once in any three-year period of use by the CSC user, or (c) for existing CSC users, on an annual basis to reflect changes in the All-Urban Consumer Price Index as published by the Bureau of Labor Statistics. However, any increase in software license fees will require at least 60 days notice to CSC, and will continue to reflect a discount of 15% below Cavion's published prices direct to credit unions for the network services. Any discounts for additional software products added to the Services Schedule will be as mutually agreed.

          4.4 In addition to the fees described in the preceding two subsections. CSC will pay any applicable sales, use, value-added, personal property or similar taxes. Monthly fees for services discontinued by CSC users will not be prorated.

5.   OWNERSHIP AND LICENSE.

          5.1 "Cavion technology" means all inventions, designs, software and intellectual property of any kind used in the operation of CUiNet. Cavion's network services, and the licensed software including all portions and complete or partial copies thereof, all derivatives, modifications and enhancements thereof, and any documentation associated therewith. Cavion owns or licenses from third parties all Cavion technology.

          5.2 Cavion hereby grants to CSC, during the term of this agreement and subject to the provisions of this agreement, a nonexclusive nontransferable license (a) to use the Cavion technology (other than the network services software) for the purpose of connecting to, and transmitting and receiving data across, CUiNet as contemplated by this agreement, (b) to use the object code of the licensed software to provide to CSC's users the corresponding network services, and (c) to use the application program interfaces provided by Cavion to create a user interface to each licensed software program. This license does not include rights to (a) use the Cavion technology for any other purpose, (b) modify, translate, at merge any network services software with another program, (c) create a derivative work based on the Cavion technology, or (d) sublicense or transfer the Cavion technology to any third party, except as described in the following sentence. CSC may grant to CSC users, during the term of this agreement, a nonexclusive nontransferable sublicense to use the network services as provided by CSC, or to use the object code of the licensed software to provide to the CSC user's members the corresponding network services. Any sublicense to CSC users will be subject to a written agreement providing protections to Cavion, as CSC's supplier, at least as strong as those described in the attached User Terms Schedule. CSC will not reverse-engineer, disassemble, decompile, or make, any attempt to discover the source code of the network services software. CSC will not copy the network services software, except for temporary browser-embedded copies as required to run the licensed software. All rights not explicitly granted to CSC under this section are reserved to Cavion.

          5.3 Each party hereby grants to the other, during the term of this agreement and subject to the provisions of this agreement, a nonexclusive, nontransferable license to use the trademarks of the providing party and any promotional materials furnished by the providing party, for the purpose of promoting the services of the providing party.

6. WEB SITE LINKS. The parties will provide links to each other's web sites on the terms described in this section. For purposes of this agreement, "link" means a hypertext link to the home page of a web site that connects the user to that web site, "host site" means a party's web site on which a link to the other party's web site is displayed, and "target site" means the web site that a link connects to.

          6.1 Each party will provide a text file incorporating a link to that party's target site (a "link file"). The link file, in a form mutually agreed upon, will be incorporated into the HTML files of the other party's host site. The location and appearance of the link will be in the discretion of the host site owner, after consultation with the target site owner. The host site owner will accommodate updates to the link file from time to time, as reasonably requested by the target site owner.

          6.2 Each party hereby grants to the other, subject to the provisions of this agreement, a nonexclusive nontransferable license to establish a link from the host site to the target site, and to use the link file provided by the target site owner for the purpose of establishing such link. This license does nor include rights to (a) use the link file for any other purpose, (b) modify or create a derivative work based on the link file, or (c) sublicense or transfer this license to any third party. All rights not explicitly granted to the host site owner under this subsection are reserved to the target site owner. The license granted under this subsection is revocable at the discretion of the target site owner. The host site owner will delete the link at any time, within 2 business days of a request by the target site owner.

          6.3 Neither party will (a) place any advertisement or link on its web site for adult, firearms, hate or other violent or sexually oriented web sites, or (b) advertise on its web site or link to any advertisers blacklisted or censured by the Federal Trade Commission, Direct Marketing Association, Advertising Association or any other recognized authority for filtering Internet content.

          6.4 CSC will give Cavion an opportunity to comment on any CSC privacy policy and privacy language of any agreement with CSC users.

7. SET-UP OF THE SERVICES. Any network servers, routers and other equipment paid for by CSC as part of the set-up fees are described in the attached Equipment Schedule. This equipment, as well as any CSC provided servers and associated equipment housed at Cavion's facilities, belongs to CSC. CSC is responsible for insuring all CSC equipment, whether located at a CSC facility or a Cavion facility. All other equipment associated with CUiNet and CSC's connection to CUiNet is owned or leased by Cavion, whether located at a CSC facility or a Cavion facility. Title and risk of loss to any equipment purchased by CSC will pass to CSC upon delivery to the shipping carrier. Cavion retains a security interest in equipment purchased until final payment of the set-up fees. CSC is responsible for equipment installation and wiring at CSC's facility, with assistance from Cavion engineering staff. Equipment is deemed accepted upon the first successful use of CUiNet.

8.   NETWORK OPERATIONS.

          8.1 Cavion will provide telephone support to CSC during regular business hours at the nearest Cavion staffed facility.
          Emergency support is available 24 hours per day, 365 days per year. Cavion will maintain, administer and upgrade CUiNet as appropriate (in Cavion's judgment) for effective network operations. Should an upgrade of CUiNet require upgrade of CSC's in-house equipment or software to remain compatible, the upgrade of CSC's in-house equipment or software will be CSC's responsibility. CSC is solely responsible for providing support to its users relating to the licensed software.

          8.2 Cavion will maintain the network connection equipment provided to CSC's facility under this agreement, whether the equipment belongs to CSC or Cavion. However, CSC is responsible for maintaining in appropriate operating environment and restricting access to the connection equipment. Cavion relies on CSC to promptly notify Cavion of any problem affecting CSC's connection to CuiNet, and to cooperate with Cavion (including providing access to CSC's facility and technical personnel) as needed to correct any such problem.

          8.3 CUiNet uses standard telecommunication links and standard network server technology. While expected to be minimal, unscheduled temporary service disruptions cannot be completely eliminated. Network service will also be limited or interrupted from time to time for scheduled maintenance, network expansion, upgrades or other administrative purposes. Cavion will make commercially reasonable efforts to notify CSC in advance of scheduled downtime, and to limit scheduled downtime to off-peak hours.

          8.4 Cavion reserves the right to monitor CUiNet traffic as appropriate (in Cavion's judgment) for proper operation of CUiNet and as otherwise required or permitted by law. However, Cavion does not have the practical ability to control the conduct of users of CUiNet and assumes no liability for such conduct.

9. STANDARDS OF USE. If access to CUiNet is provided to CSC for purposes other than enabling remote access to CSC's co-located equipment, CSC will use CUiNet and will permit the use of CUiNet only in a manner that is lawful, consistent with the rights of other users and third parties, in keeping with accepted Internet etiquette, and not disruptive to the operations of CUiNet. CSC will provide access to CUiNet only to its employees, independent contractors and examiners, and only from equipment located at CSC's facilities. CSC will communicate the restrictions described in this section to anyone to whom it provides access. Vendors who use CUiNet to provide services to CSC must do so by agreement with Cavion. CSC agrees to comply with any rules and policies posted on CUiNet's web server that are generally applicable to users of CUiNet. Material breach of this section will be cause for immediate suspension of service or termination of agreement.

10. SECURITY. Cavion will take commercially reasonable steps to ensure that CUiNet interfaces to the Internet are protected using network firewalls, encryption, and/or other appropriate security measures. CSC is responsible for (a) the security of network equipment located at CSC's facility, and (b) safeguarding any passwords or other validation information assigned to CSC. In addition, while the private telecommunication circuits between CSC's facility and CUiNet provide physical security for CSC's unencrypted network traffic, these circuits are owned and operated by telecommunications providers and Cavion does not guarantee their security.

11.  LIMITED WARRANTIES.

          11.1 Cavion warrants CUiNet and the licensed software in accordance with the limited warranty described in the Limited Warranty Schedule to this agreement. Cavion may modify this warranty in its sole discretion, upon at least 30 days notice to CSC. This warranty is exclusively for the benefit of CSC, and is not transferable without Cavion's prior written consent.

          11.2 Each party represents and warrants to the other that (a) it owns or has the right to use all material contained in the link file and all materials at the target site, and (b) the use of the link file as contemplated by this agreement does not violate any criminal laws or infringe the copyright, trademark or other intellectual property rights of any third party.

12. LIMITATION OF LIABILITY. In no event will either party be liable for lost data, lost profits, or any other incidental, consequential or exemplary damages, even if the party is aware of the possibility of such damages. In no event will either party's liability for any claim related to this agreement exceed the amount paid by the other party under this agreement during the six months prior to the claim, except in the case of the liable party's gross negligence or willful misconduct.

13.  CONFIDENTIALITY.

          13.1 "Confidential information" means any and all confidential business information concerning either party that is disclosed to the other party in connection with this agreement, including all confidential information disclosed to CSC concerning Cavion technology and including the terms of this agreement. Any confidential financial information of CSC users or their members to which Cavion may have access as network administrator will be treated as confidential information of CSC. "Confidential information" does not include information which the recipient can show (a) is public (other than through the recipient's actions), (b) was rightfully disclosed to the recipient by a third party, or (c) was independently developed by the recipient. Information that is not otherwise confidential will not be treated as confidential merely because it is disclosed under this agreement.

          13.2 Each party (and its employees and agents) (a) will use the same degree of care (and at least a reasonable degree of care) to prevent the unauthorized disclosure or use of confidential information as it uses to protect its own confidential information of a similar nature, and (b) will immediately notify the disclosing party upon discovery of any loss, unauthorized disclosure, or unauthorized use of confidential information.

          13.3 Upon termination of this agreement, or at any time upon the request of the disclosing party, the recipient will promptly return or destroy all confidential information in any form (including computer media), and the recipient will not retain any copies of confidential information in any form. Notwithstanding the preceding sentence, Cavion may keep archival copies of network traffic as required in Cavion's discretion for proper operation of CUiNet. Cavion will not be required to return or destroy these copies, but will continue to treat them as confidential information under this section as long as they are retained.

          13.4 Any breach of this section will cause the disclosing party irreparable harm for which it cannot be adequately compensated in damages. The disclosing party will therefore be entitled, in addition to any remedies otherwise available, to injunctive and other equitable relief, without posting bond, to enforce this section and to prevent any breach of this section. The provisions of this section will survive termination of this agreement for the longest of the following: (a) two years, (b) in the case of archive copies as described in the preceding subsection, any period for which Cavion retains such copies, or
          (c) in the case of any trade secret, as long as such information remains a trade secret.

14. INDEMNITIES. Each Party indemnifies the other (and its affiliates and agents) against all losses arising out of any claim that materials of the indemnifying party infringe the copyright, trademark or other intellectual property rights of any third party. For purposes of this section, "losses" means all loss, liability or expense (including reasonable attorney and witness fees and expenses), and "materials" of a party means any technology or content supplied by that party for use or publication on CUiNet or the Internet. CSC indemnifies Cavion (and its affiliates and agents) against all losses arising out of any use of the licensed software by anyone to whom CSC or any CSC user provides services using the licensed software. If access to CUiNet is provided to CSC for purposes other than enabling remote access to CSC's co-located equipment, CSC indemnities Cavion (and its affiliates and agents) against all losses arising out of any use of CUiNet by anyone to whom CSC provides access. In each case, the indemnity is subject to the conditions that:

               (a) the indemnifying party is notified of the claim in a timely manner;

               (b) the indemnified party provides all reasonable assistance to defend against the claim at the indemnifying party's expense; and

               (c) the indemnifying party is given control of the defense and settlement.

     If any materials are held or are believed by the indemnifying party to infringe, the indemnifying party will have the option, at its expense, to (a) modify the materials to be non-infringing, (b) obtain for the indemnified party the right to continue using the materials, or (c) terminate the use of the materials under this agreement. The provisions of this section will survive termination of this agreement for a period equal to the statute of limitations governing the indemnified claim and will continue to apply to any claim filed within that period.

15.  TERM AND TERMINATION.

          15.1 The term of this agreement will be for one year from the date hereof. Thereafter, this agreement will automatically renew for additional one year periods unless(a) terminated by either party by notice at least 180 days prior to the renewal date, or (b) replaced by a new agreement governing access to CUiNet and the network services.

          15.2 Either party may terminate this agreement upon notice to the other:

               (a) if the other party materially breaches any of its obligations under this agreement and such breach is not cured within 60 days after notice thereof; or

               (b) if insolvency proceedings pursuant to any federal or state law am filed by the other party, or are filed against the other party and not dismissed within 60 days; if substantially all of the assets of the other party are transferred to an assignee for the benefit of creditors, a receiver or a trustee in bankruptcy; if the other party is adjudged bankrupt; or if the other party ceases to carry on business.

          15.3 Termination of this agreement will not be exclusive of any other remedy available under this agreement or applicable law. Upon termination, each party will promptly make any payments owed to the other party. Within 30 days after termination, each party will return (or will provide reasonable access to its facilities for the other party to retrieve) any equipment in its possession that belongs to the other party. Cavion will reasonably cooperate with CSC in any necessary transfer of CSC IP addresses.

16. DISPUTES. Except as otherwise agreed, any dispute concerning this agreement will be resolved as follows:

          16.1 If either party believes that a dispute cannot be resolved by informal negotiation, the matter will be submitted to mediation. The parties will agree upon a neutral impartial mediator experienced in the field of interactive electronic networks. At the commencement of the mediation, the parties will agree upon (a) a procedure for exchange of information related to the dispute, and (b) ground rules and a schedule for conducting the proceeding before the mediator.

          16.2 If a dispute is not settled pursuant to mediation within the agreed time period, or if any party will not participate in the mediation, the dispute will be submitted to binding arbitration in Denver, Colorado, in accordance with the rules of the CPR Institute for Dispute Resolution. The arbitration will be by a single arbitrator (or, if the amount in controversy is greater than $100,000, by three arbitrators, none of whom will be appointed by either party) experienced in the field of interactive electronic networks. The arbitration will be governed by the United States Arbitration Act, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrators will not be empowered to award damages in excess of actual damages, but will be empowered (not required) to require any party to pay the reasonable attorney fees, expert witness fees, and other arbitration costs of any other party.

          16.3 Except as specified in section 13.4, the procedures described in this section will be the exclusive procedures for the resolution of disputes; provided, however, that either party may seek preliminary judicial relief in Denver, Colorado, if in the judgment of that party such relief is necessary to avoid irreparable damage. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the mediation or arbitration. Any cause of action either party may have with respect to this agreement will be barred unless it is commenced within one year after the cause of action arises, is discovered, or should have been discovered with the exercise of reasonable diligence.

17.  GENERAL.

          17.1 The parties are independent contractors. Neither party is an agent or partner of the other, or has the right to incur any obligation on behalf of the other. Each party may use the other's name and trademarks only with the other's prior written consent (except that Cavion may use CSC's name in any listing of CUiNet clients). Upon termination of this agreement, all use of such names and trademarks will immediately be discontinued, and each party will return to the other all promotional materials and other items bearing the other's name or trademarks that are in its possession. Each party will set its own prices for the services to which clients are referred under this agreement.

          17.2 Neither party will be liable for any delay or failure in its performance under this agreement (except for payment obligations) directly or indirectly due to acts of the other party or its agents, or to causes beyond the control of the delaying party (including equipment failure, utility failure, casualty, emergency conditions, acts of governmental authorities, labor disputes, and acts of suppliers, telecommunications providers or other third parties).

          17.3 Notices under this agreement will be in writing and will be effective when received by certified mail, overnight courier or hand delivery to the address set forth below (as may be changed from time to time by written notice). Refusal to accept delivery will be deemed receipt.

          17.4 During the term of this agreement, neither party will solicit for employment any current employee of the other party, or attempt to persuade any current employee of the other party to terminate such employment.

          17.5 Any press release or other public announcement regarding this agreement will be jointly approved in advance by Cavion and CSC. However, it is understood that Cavion may be required to disclose this agreement and the transactions contemplated hereby in connection with Cavion's initial public offering currently on file with the Securities and Exchange Commission.

          17.6 This agreement will be binding upon the assigns and successors in interest of Cavion and CSC. Either party may assign this agreement to an affiliate, or as collateral for financing purposes, and Cavion may assign this agreement to a purchaser of CUiNet, without the consent of the other party. Neither party may otherwise assign this agreement without the other party's written consent, which will not unreasonably be withheld.

          17.7 This agreement is governed by the laws of the State of Colorado. No provision of this agreement may be waived or modified except in writing signed by CSC and Cavion. This agreement (including the Services Schedule as modified by the parties from time to time) is the entire agreement between the parties as to its subject matter, and supersedes any other communications between the parties. This agreement may be executed in counterparts, each of which will constitute an original. If any provision of this agreement is found to be invalid or unenforceable, such provision will be modified (in the affected jurisdiction) to the minimum extent required, and the remainder hereof will not be affected.

     IN WITNESS WHEREOF, the parties have executed this License and Referral Agreement as of the date written below.

CARDINAL SERVICES CORPORATION      CAVION TECHNOLOGIES, INC.


By:  s/ Pete Kneisler              By:  /s/ David J. Selina
     Pete Kneisler, President           David J. Selina, President

Cardinal Services Corporation      Cavion Technologies, Inc.
1500 Page Mill Road                7475 Dakin Street, Suite 607
Palo Alto, California 94304        Denver, Colorado 80221-6920
Attn: President                    Attn: President

Date:September 27, 1999




                           SERVICES SCHEDULE TO
                      LICENSE AND REFERRAL AGREEMENT


1.   LICENSED SOFTWARE
     -----------------

Subject to the terms of this agreement, CSC licenses Cavion's proprietary software for the network services indicated below:

(x)  SECURE INTERNET TRANSACTIONAL BANKING SERVICES
     This service enables credit union members to retrieve account information and perform a variety of interactive account transactions via the Internet.

(x)  SECURE INTERNET BILL PAYMENT SERVICES
     This service enables credit union members to set up and modify online bill payment through a third party settlement agent, via the Internet.

(x)  KIOSK SERVICE
     This service allows a credit union to set up remote kiosks (with hardware provided by a third party vendor) to provide general service information concerning the credit union, or to provide member account information and enable interactive account transactions.

Subject to the terms of this agreement, CSC licenses Cavion's proprietary interface software to credit union host data processing programs, as available from time to time throughout the term of this agreement, for use with the network services programs described above.

2.   PRICING SUMMARY
     ---------------

CSC agrees to pay the following fees in connection with this agreement:

Secure Internet Transactional Banking Software
   Software, hardware and set-up fees:           $ 17,000   per user
                                                            Monthly
                                                            recurring fee:
                                                            850  per month
                                                            per user
Secure Internet Bill Payment Software
                                                            Software and
                                                            set-up fees:
                                                            4,250     per
                                                            user
                                                            Monthly
                                                            recurring fee:
                                                            425  per month
                                                            per user
Kiosk software
                                                            Software and
                                                            set-up fees:
                                                            4,250     per
                                                            user
                                                            Monthly
                                                            recurring fee:
                                                            425  per month
                                                            per user
Cavion interfaces to host data processing programs          N/C
Co-location of CSC provided servers                         500  per month
                                                            per server
Set-up for CUiNet connection                                -----
[DESCRIBE BANDWIDTH]                                        -----     per
                                                            month






                           EQUIPMENT SCHEDULE TO
                      LICENSE AND REFERRAL AGREEMENT



CSC's set-up fees described in the Services Schedule include purchase of the equipment described below:

     [LIST PURCHASE EQUIPMENT]





                       LIMITED WARRANTY SCHEDULE TO
                      LICENSE AND REFERRAL AGREEMENT


     Except as described in section 8.3 of this agreement, CUiNet will be online and available 24 hours per day, 365 days per year. The licensed software will be capable of performing die functions described in the online documentation associated with the software, for the term of this agreement, provided the software is used with an approved web browser and otherwise in accordance with the documentation. Cavion does not guarantee that operation of CUiNet or the licensed software will be uninterrupted or error-free. Cavion is not responsible for network unavailability caused by CSC's in-house equipment, equipment of the CSC users or their members, telecommunications circuits or the Internet. CSC is responsible for selecting which of the telecommunications circuits offered by CUiNet will be used, and for the adequacy of the telecommunications circuit to carry CSC's traffic over CUiNet. Warranty protection for equipment sold to CSC under this agreement will be as provided by the equipment manufacturer.

     Claims for breach of this warranty should be submitted in writing, including as much detail as possible concerning the circumstances of the problem. If Cavion is unable to correct the problem (with CSC's cooperation) within 30 days, Cavion will refund the monthly charges relating to the service in which the problem is experienced, prorated for the affected period.

     This limited warranty sets forth Cavion's exclusive warranties with respect to CUiNet and the licensed software. CAVION DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, AUTHORITY OR NONINFRINGEMENT.





                          USER TERMS SCHEDULE TO
                      LICENSE AND REFERRAL AGREEMENT



1. SECURITY. User is responsible for (a) the security of network equipment located at User's facility, (b) validating the transactions of its members, including assigning passwords, and (c) safeguarding any passwords or other validation information assigned to User or User's members.

2. LIMITED WARRANTIES. The only warranty applicable to the licensed software is the warranty expressed in the Limited Warranty Schedule to this agreement. CSC will not provide any other warranty to its users with respect to the licensed software, and CSC's users will agree to a disclaimer of any other warranties at least equivalent to that expressed in the Limited Warranty Schedule.

3. LIMITATION OF LIABILITY. User is exclusively responsible for all financial risks associated with access to and use of the network services by User's members, including validation of all transactions. In no event will CSC or its suppliers be liable for lost data, lost profits, or any other incidental, consequential or exemplary damages, even if CSC or its supplier is aware of the possibility of such damages. In no event will CSC's or its suppliers' liability for any claim related to this agreement exceed the amount paid by User under this agreement during the six months prior to the claim, except in the case of CSC's or its suppliers' gross negligence or willful misconduct.

4. OWNERSHIP AND LICENSE. As described above, CSC may grant to Users a nonexclusive nontransferable sublicense to use the network services as provided by CSC, or to use a copy of the licensed software installed by Cavion to provide to the User's members the corresponding network services. This license will not include rights to (a) use any Cavion technology for any other purpose, (b) modify, translate, or merge any network services software with another program, (c) create a derivative work based on any Cavion technology, or (d) sublicense or transfer any Cavion technology to any third party. User will not reverse-engineer, disassemble, decompile, or make any attempt to discover the source code of the network services software. User will not copy the network services software, except for temporary browser-embedded copies as required to run the licensed software. All rights not explicitly granted to User will be reserved to CSC and its suppliers.

5. CONFIDENTIALITY. User will agree to confidentiality protection for the licensed software at least equivalent to that expressed in section 13.

6. INDEMNITIES. User will agree to indemnify CSC and its suppliers on terms at least equivalent to those expressed in section 14.